Exhibit 12.1
WESCO INTERNATIONAL, INC.
Ratio of Earnings to Fixed Charges
(In thousands, except ratios)

											Six Months
	Year Ended December 31,										Ended June 30,
	2004		2005		2006		2007		2008		2008		2009

Pre-tax income from continuing operations before income from equity investees	$99,498		$149,932		$312,363		$317,765		$281,515		$139,767		$64,831
Add:
Portion of rental expense representative of the interest component of rental expense	11,033		11,067		12,886		15,750		16,208		8,652		7,610

Interest expense, including amortization of debt issuance costs	40,791		31,135		29,825		76,459		64,152		34,141		26,350

Fixed charges	51,824		42,202		42,711		92,209		80,360		42,793		33,960

Distributed income of equity investees	—		—		—		—		8,684		2,769		4,434

Pre-tax income from continuing operations before income from equity investees plus fixed charges and distributed income of equity investees	$151,322		$192,134		$355,074		$409,974		$370,559		$185,329		$103,225

Ratio of earnings to fixed charges	2.9	x	4.6	x	8.3	x	4.4	x	4.6	x	4.3	x	3.0	x